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                                                                       EXHIBIT 5


                                April 22, 1999


Veronex Technologies, Inc.
18023 Sky Park Circle, Suite E-2
Irvine, CA 92614

          RE:  Registration Statement on Form F-2
               SEC File No. 333-64987

Gentlemen:

     At your request, we have examined the Registration Statement on Form F-2 and Amendment No. 1 thereto, No. 333-64987 (the Registration Statement and all amendments thereto, including, without limitation, Amendment No. 1, being referred to herein as the "Registration Statement"), in connection with the registration and sale of up to 1,736,800 shares of Common Stock of Veronex Technologies, Inc., a British Columbia corporation (the "Company"), in the manner described in the Registration Statement and the exhibits thereto (the "Shares").

     We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares. It is our opinion that the Shares to be sold pursuant to the Registration Statement will be, if, when, and as sold and paid for pursuant to the terms of the relevant warrant instruments or other contractual obligations of the Company, legally issued, fully paid, and non-assessable.

     We consent to use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       ARTER & HADDEN LLP